UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 23, 2016
INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
600 Technology Park Drive
Suite 200
Billerica, Massachusetts 01821
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (978) 600-7000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers
On February 23, 2016, Steven T. Sobieski notified the Board of Directors (the “Board”) of Insulet Corporation (the “Company”) of his desire to retire from the Board effective as of the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). On February 24, 2016, the Board accepted Mr. Sobieski’s retirement effective as of the 2016 Annual Meeting, and expressed its gratitude to Mr. Sobieski for his many years of distinguished service to the Board and the Company. Mr. Sobieski’s retirement is not related to any disagreement with the Company or the Board regarding any matter related to the Company’s operations, policies or practices.

In connection with its acceptance of Mr. Sobieski’s retirement, the Board determined that David A. Lemoine, who was recently appointed to the Board as a Class II director, will stand for election at the 2016 Annual Meeting to fill the Class III director seat being vacated. The Board further determined that the size of the Board shall be reduced effective as of the 2016 Annual Meeting from nine to eight seats, with the number of Class II seats being reduced from three to two in conjunction with Mr. Lemoine ceasing to serve as a Class II director as of such time.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Chane in Fiscal Year
On February 25, 2016, the Board amended Article V of the Company’s Amended and Restated By-laws (the “By-laws”). The amendments relate to the indemnification and advancement of expenses to directors, officers, and non-officer employees of the Company, and are intended to provide for mandatory advancement of expenses for officers to the extent permitted by law and subject to the terms and conditions set forth in the By-laws, as well as to implement certain other clarifying and procedural revisions. A copy of the By-laws, reflecting the foregoing amendments, is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated By-laws of Insulet Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

February 26, 2016	By:	/s/ Michael L. Levitz
Chief Financial Officer